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                                                                    EXHIBIT 99.1


DATE:    8/13/04

TO:      All Media

FROM:    Standard Management
         10689 N. Pennsylvania Street
         Indianapolis, Indiana 46280

CONTACT: Michael B. Berry
         Investor Relations
         317-574-2865

                          Standard Management Announces
                     Acquisition of Diabetic Supply Company

         (Indianapolis, IN) Standard Management Corporation (the "Company", "Standard Management", or "SMAN"; Nasdaq: SMAN, www.SMAN.com) through its subsidiary, U.S. Health Services Corporation, has signed a definitive agreement to acquire iCare Medical Supply, Inc. and its affiliated companies from a private investment group located in Jupiter, Florida for $10 million in cash and stock of Standard Management.

         iCare and its affiliated companies represent the fourth acquisition for the retail division of U.S. Health Services. The retail division is a specialty and direct to the consumer distribution channel.

         Standard Management Chairman and CEO, Ronald D. Hunter, stated, "The proposed acquisition of iCare combined with the recent pending purchase of SVS Vision Holding Company would contribute approximately $45 million in revenue and approximately $6 million in earnings before interest, taxes, depreciation and amortization to U.S. Health Services."

         Martial R. Knieser, M.D., President of U.S. Health Services stated, "This acquisition allows U.S. Health Services to provide both pharmaceutical and vision services to diabetic patients, thus creating an opportunity to deliver products and services more effectively."

         Mr. Hunter also stated, "With the acquisition of iCare, Standard Management gains revenue, earnings, the opportunity to help new patients and the potential to work with a quality management team."

         The transaction is expected to close in the third quarter.

Standard Management is a financial holding company headquartered in Indianapolis, IN. Information about the company can be obtained by calling the Investor Relations Department at 317-574-2865 or via the Internet at http://www.SMAN.com.

         The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 37A of the Securities Exchange Act of 1934, including statements regarding the company's hopes, beliefs, intentions, or strategies regarding the future. Forward-looking statements include, but are not limited to, predictions of future revenues, expectation of growth rates, new business, and acquisitions.


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